Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

AdTheorent Holding Company, Inc

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 17, 2022, relating to the consolidated financial statements of AdTheorent Holding Company, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

New York, New York

April 11, 2022

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.